                                                                        EX-10.10

                                    AGREEMENT

--------------------------------------------------------------------------------

         THIS AGREEMENT, made as of December 1, 1998, between Ophidian Pharmaceuticals, Inc., a Wisconsin corporation, (the "Employer"), and Dr. F. Michael Hoffmann, (the "Employee");

                                    RECITALS

         The Employer is engaged in the business of the creation and marketing of pharmaceutical products, and has developed methods, techniques, concepts and systems for this business which are unique and distinctive.

         The Employer has employed Employee as its Vice President of Genetics Technology Programs on a full-time basis and Employee desires to change the status of his employment to part-time. Employee will continue in the position of Vice President of Genetics Technology Programs. In the course of his employment, Employer will continue to give him important information about its business methods, techniques, concepts and systems, and to have him meet and deal with customers of the Employer, obtain or have access to information about them, and develop special relationships with them.

         The Employer and the Employee desire to enter into an Agreement with respect to the continued employment of the Employee by the Employer pursuant to the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual promises of the parties hereinafter set forth, the parties agree as follows:

         1. Employment. The employment agreement between Employer and Employee dated August 1, 1997 for his full-time employment ("Former Agreement") is terminated as of the effective date of this Agreement and the provisions of the Former Agreement are null and void. The Employer agrees to continue to employ the Employee, and the Employee agrees to continue to serve in the employment of the Employer, upon the terms and conditions hereinafter set forth. It is understood by the parties that Employee will be, during the term of this Agreement, employed as a member of the academic faculty of the University of Wisconsin-Madison and, as such, subject to restrictions placed on faculty members regarding their outside activities.

         2. Duties. The Employee shall serve as Vice President of Genetics Technology of the Employer. The Employee will have responsibility for developing business opportunities for genetics technology, specifically in the area of TGF-beta (as described in the Host Response Program in the Company's Prospectus dated May 7, 1998) for the Employer and for various administrative and support functions such as coordinating contact with consultants, corporate partners, and financial organizations, and coordinating internal laboratory activities with program objectives. He will participate in the planning and execution of the Employer's strategic development activities in conjunction with research and development and operations management, advisors and the Board of Directors. He will interact with executive management in biotechnology and pharmaceutical companies to establish strategic partnerships. The Employee will report to the President of the Employer. The Employee shall devote approximately 20% of his professional attention and energy to the specified business and affairs of the Employer effort (subject to the limitations set forth in paragraph 1, above) and shall use his best efforts to promote the interests of the Employer.

         3. Term. The term of employment of the Employee hereunder shall commence as of the effective date of this Agreement, and shall continue for a period of one (1) year. The Agreement may be extended for additional time periods subject to written agreement of the parties hereto.

         4. Compensation. The Employer shall pay to the Employee, and the Employee shall accept in full payment for his services to the Employer, such base compensation. Additional incentive compensation and bonus compensation may also be paid by the Employer upon completion of specified performance objectives: certain performance objectives and related bonus compensation are described in the Employee's letter to Employee dated of even date herewith ("Letter Agreement"). Notwithstanding the foregoing, the gross amount of such annual compensation (subject to normal payroll deductions) shall be fifty thousand dollars ($50,000) paid in equal installments twice a month.

         5. Vacation, Sick Leave and Other Benefits. The Employee shall not be entitled to any paid vacation days and sick leave or other benefits except as stipulated in this Agreement because Employer's benefit policy stipulates that employees who do not work at least 20 hours per week for an undefined period of time are not eligible for paid vacation days, sick leave or other benefits.

         6. Expenses. The Employer shall reimburse the Employee for any out of pocket expenses reasonably incurred by the Employee in the furtherance of the business of the Employer, upon submission of a satisfactory accounting by the Employee to the Employer.

         7. Intellectual Property, Trade Secrets and Competitive Activities. The provisions of the Proprietary Information and Inventions Agreement between the parties dated December 1, 1998, a copy of which is attached hereto as Addendum A, are incorporated herein by reference.

         8.   Termination

              (a) Termination by Employer for Cause. The Employer may terminate this Agreement and the Employee's employment effective immediately upon written notice to the Employee for any of the following reasons:

                   (i) Commission by the Employee of any act of intentional dishonesty material to the Employer.

                   (ii) Conviction of the Employee of an offense involving moral turpitude constituting a felony criminal offense under federal, state or local laws by the Employee.

                   (iii) Prolonged failure of the Employee to devote his efforts to performance of his duties, subject to the limitations of time as set forth above, for the Employer or the incompetent performance of such duties.

         Upon such termination as set forth in the paragraph, the Employer shall have no further obligations to the Employee except to pay the Employee any unpaid base compensation, incentive compensation, and bonus compensation payable hereunder with respect to the period prior to the effective date of termination and reimbursement of expenses to which the Employee is entitled under Paragraph 6 hereof in respect to periods prior to the termination date. The Employee shall have no further obligations to the Employer, except as provided in Paragraph 7 hereof.

         (b) Termination by Employer Because of Death . This Agreement and the Employee's employment shall be terminated immediately upon the death of the Employee. Upon termination due to the Employee's death, the personal representative of the Employee's estate or his legal representative, as appropriate, shall have no further obligation to the Employer except as provided in Paragraph 7 hereof, and the Employer shall have no further obligation to the Employee's estate of the Employee, except to pay the Employee's estate any unpaid base compensation, incentive compensation, and bonus compensation payable hereunder with respect to the period prior to the effective date of termination and reimbursement of expenses to which the Employee is entitled under Paragraph 6 hereof in respect to periods prior to the termination date.

         (c) Termination Without Cause. It is understood and agreed by the parties hereto that the Employee is an employee-at-will and may be terminated by the Employer at any time for any reason or no reason. Upon termination as set forth in this paragraph, the Employer shall have no further obligations to the Employee except to pay the Employee any unpaid base compensation, incentive compensation, and bonus compensation payable hereunder with respect to the period prior to the effective date of termination and reimbursement of expenses to which the Employee is entitled under Paragraph 6 hereof in respect to periods prior to the termination date. In addition, upon such termination, the Employee's right to exercise any unvested options for the purchase of Employer Stock under any stock option plans of the Employer, shall be accelerated so as to enable the Employee to fully exercise the options granted under such agreements The Employee shall have no further obligations to the Employer, except as provided in Paragraph 7 hereof.

         (d) Termination by Employee. The Employee may, upon thirty (30) days advance written notice to the Employer, terminate this Agreement. If Employee terminates this Agreement because of a change in control of the Employer (as defined below) then Employee's right to exercise any unvested stock options for the purchase of any Employer Stock under any stock option plan of the Employer, shall be accelerated so as to enable the Employee to fully exercise the options granted under such agreements. A change of control of the Employer shall be deemed to occur if: (i) securities of the Employer representing twenty-five (25%) or more of the combined voting power of the Employer's then outstanding voting securities are acquired pursuant to a tender offer or an exchange offer; (ii) the shareholders of the Employer approve a merger, consolidation, or reorganization of the Employer with any other corporation as a result of which less than seventy-five (75%) of the outstanding voting securities of the surviving or resulting entities are owned by the former shareholders of the Employer other than a shareholder who is an affiliate or associate of any party to such consolidation or merger; (iii) the shareholders of the Employer transfer assets to a corporation or other person which is not a wholly owned subsidiary of the Employer; or (iv) the Employer acquires, whether through purchase, merger or otherwise, all or substantially all of the operating assets or capital stock of another entity and in connection with such acquisition persons are elected or appointed to the Board of Directors of the Employer who are not directors immediately prior to such acquisition and such persons constitute a majority of the Board of Directors after such acquisition.

         9. Partial Invalidity. The terms and provisions of this Agreement shall be deemed severable, and if any term or provision of this Agreement or the application thereof to any person or circumstances shall to any extent by invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to the persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

         10. Applicable Law. This Agreement is executed, delivered and intended to be performed pursuant to the laws of the State of Wisconsin.

         11. Notices. Any notices required or desired to be given hereunder shall be complete if sent by Certified or Registered Mail, Return Receipt Requested, to his residence in the case of the Employee, and to its principal office in the case of the Employer, or by personal delivery.

         12. Entire Agreement. This instrument, the Letter Agreement between the parties, and the Proprietary Information and Inventions Agreement dated December 1, 1998, the provisions of which are incorporated herein by reference, and any stock option agreements entered into pursuant to any qualified stock option plans of the Employer, contain the entire agreement of the parties, and may not be changed orally, but only by an agreement in writing executed by both parties.

         13. Successors and Assigns. The Employee shall have no power to transfer, assign, anticipate, mortgage, or otherwise encumber in advance any of the sums payable hereunder, nor shall any of such sums be subject to seizure for the payment of any debt or judgment or be transferable by operation of law in the event of bankruptcy or insolvency. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Employer.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYER:                                            EMPLOYEE:
OPHIDIAN PHARMACEUTICALS, INC.


By:      /s/ Douglas C. Stafford                     /s/ F. Michael Hoffmann
         --------------------------                  -----------------------
         Douglas C. Stafford, Ph.D.                  F. Michael Hoffmann, Ph.D.
         President, Chief Executive Officer          Vice President, Genetic
                                                       Technology

Attest:  /s/ Susan Maynard
         --------------------------
         Susan Maynard
         Secretary

                                   ADDENDUM A


                             PROPRIETARY INFORMATION
                            AND INVENTIONS AGREEMENT
                                November 1, 1998

         In consideration of my employment relationship with Ophidian Pharmaceuticals, Inc. (the "Company"), and the compensation now and hereafter paid to me, I, F. Michael Hoffmann, Ph.D. ("Employee"), hereby agree as follows:

         1. Recognition of Company's Rights; Nondisclosure. At all times during the term of my employment relationship and for five (5) years thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Inventions (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. At all times during the term of my employment relationship and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), other than Inventions, except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I hereby assign to the Company any rights I may have or acquire in all Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns and the Company and its assigns shall be the sole owner of all patent rights, copyrights, mask work rights, trade secret rights and all other rights throughout the world (collectively, "Proprietary Rights") in connection therewith.

         The term "Proprietary Information" shall mean trade secrets, confidential knowledge, data or any other proprietary information of the Company. By way of illustration but not limitation, "Proprietary Information" includes (a) inventions, compounds, test results, scientific trade secrets, ideas, processes, formulas, source and object codes, data programs, other works of authorship, cell lines, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and information regarding the skills and compensation of other employees of the Company. The term "Proprietary Information" shall not include information that: (i) is or later becomes available to the public through no breach of this Agreement by the Employee; (ii) is obtained by the Employee from a third party who had the legal right to disclose the information to the Employee; (iii) is already in the possession of the Employee on the date this Agreement becomes effective; or (iv) is required to be disclosed by law, government regulation, or court order. In addition, the term "Proprietary Information" shall not include information generated solely by the Employee unless the information (i) is generated as a direct result of the performance of employment services under this Agreement and
(ii) is not generated in the course of the Employee's activities as a University of Wisconsin ("UW") faculty member.

         2. Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing. The term "Third Party Information" shall not include information that: (i) is or later becomes available to the public through no breach of this Agreement by the Employee; (ii) is obtained by the Employee directly from a third party who had the legal right to disclose the information to the Employee; (iii)is already in the possession of the Employee on the date this Agreement becomes effective; or
(iv) is required to be disclosed by law, government regulation, or court order.

         3. Employee's Information. The Employee may disclose to the Company any information that the Employee would normally freely disclose to other members of the scientific community at large, whether by publication, by presentation at seminars, or in informal scientific discussions. However, the Employee shall not disclose to the Company information that is proprietary to UW and is not generally available to the public other than through formal technology transfer procedures.

         4.   Assignment of Inventions.

              4.1 Assignment. Subject to paragraph 4.4 below, I hereby assign to the Company all my rights, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly by others, in the course of my employment with the Company and not in the course of my activities as a UW faculty member. Subject to paragraph 4.4 below, I hereby also assign to the Company all my rights, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others following my employment with the Company where such Inventions are based on Proprietary Information or Third Party Information. Inventions assigned to or as directed by the Company by this paragraph are hereinafter referred to as "Company Inventions." I recognize that this Agreement does not require assignment of any invention which as developed without using the Company's equipment, supplies, facilities, or trade secret information except for those inventions that directly result from any work performed by the Employee for the Company in accordance with the preceding sentences of this Paragraph 4.1

              4.2 Government. I also assign to the United States all my rights, title and interest in and to any and all Inventions, full title to which is required to be in the United States by a contract between the Company and the United States or any of its agencies.

              4.3 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of the employment relationship and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

              4.4 UW Intellectual Property. The Company shall have no rights by reason of this Agreement in any publication, invention, discovery, improvement or other intellectual property whatsoever, whether or not publishable, patentable, or copyrightable, which is developed as a result of a UW program of research financed, in whole or in part, by funds provided by or under the control of the federal or state governments. The Company also acknowledges and agrees that it will enjoy no priority or advantage as a result of this Agreement is gaining access, whether by license or otherwise, to any proprietary information or intellectual property that arises from any research undertaken by the Employee in his capacity as a member of the faculty of UW.

         5. Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

         In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf to execute, verity and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

         6. Obligation to Keep Company Informed. During the period of my employment with the Company and thereafter, I will promptly disclose to the Company fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Company Inventions.

         7. Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company, as can be shown by written documentation, are excluded from the scope of this Agreement.

         8. Services as an employee. Confidentiality obligations defined herein are made in connection with an employment agreement between the employee and the Company.

         9. No Improper Use of Materials. During my employment with the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former or current employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former or current employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

         10. No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as a Employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment with the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

         11. Return of Company Documents. When my employment is terminated with the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, molecules, cells and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information, or Proprietary Information of the Company, except one complete record of each document may be retained for archival purposes to assure compliance with this Agreement.

         12. Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond, without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

         13. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

         14   General Provisions.

              14.1 Governing Law. This Agreement will be governed by and construed according to the laws of the State of Wisconsin.

              14.2 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the confidentiality and ownership of intellectual property as of the date shown above. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be changed. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

              14.3 Severability. If one or more of the provisions in this Agreement affecting the rights or property of UW are adjudicated unenforceable by law, this Agreement shall terminate as of the date such adjudication is effective. If one or more other provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect.

              14.4 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

              14.5 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

              14.6 Waiver. No waiver by either party of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by either party of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

              14.7 Defense and Indemnification. The Company agrees, at its sole expense, to defend the Employee and UW against, and to indemnify and hold the Employee and UW harmless from, any claims or suits by a third party, against the Employee and UW, or any liabilities or judgments based thereon, either arising from this Agreement, the Employee's performance of services for the Company under this Agreement, or any Company products which results from the Employee's performance of services under this Agreement.

         I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY'S CONFIDENTIAL INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT RELATIONSHIP WITH THE COMPANY.

         I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

Dated: November 23, 1998              /s/ F. Michael Hoffman
                                      -------------------------
                                      F. Michael Hoffman, Ph.D.

                           Address:   3905 Council Crest Road
                                      Madison, WI  53711


ACCEPTED AND AGREED TO:

OPHIDIAN Pharmaceuticals, Inc.



By:      /s/ Douglas C. Stafford
         --------------------------
         Douglas C. Stafford
         President & CEO

Dated:   December 1, 1998

                                                 INFORMATION REDACTED FOR WHICH
                                                 CONFIDENTIAL TREATMENT HAS BEEN
                                                 REQUESTED



December 1, 1998

F. Michael Hoffmann, Ph.D.
3905 Council Crest Road
Madison, WI  53711

Dear Michael:

This letter is intended to set forth the understanding between Ophidian and you concerning business development activities surrounding the TGF-beta program as described as the Host Response Program in the Company's Prospectus dated May 7, 1998. Ophidian recognizes your central role in the future development of this program that may lead to commercial partnerships or some form of capitalization from a third party. In recognition of your ongoing and active role in establishing these business opportunities, Ophidian is willing to provide the following incentives to you.

Both parties acknowledge that the funding from third parties to continue the research and business objectives of the TGF-beta program can be structured in a variety of ways which cannot all be specified at this time. The funding may take the form of a partnership or a joint venture with Ophidian, the sale of all or a portion of the assets of the TGF-beta program to a third party, or other variations of the above. Ophidian will pay you a bonus based on the amount of the payment it receives if (i) Ophidian and a third party enter into an agreement for third party funding within three years from the date of this letter agreement, (ii) you have made material contributions to the TGF-beta program prior to the signing of the third party agreement and (iii) Ophidian receives payment from the third party for the licensing or transfer of Ophdian's ownership rights in the TFG-beta program within one year of the effective date of the third party funding agreement.

Payment to Ophidian                  Bonus to Hoffman
-------------------                  ----------------
         *                              $50,000
         *                              $100,000

If Ophidian enters into more than one agreement for third party funding, it will pay you a bonus for each funding agreement that meets the criteria stated above.

Sincerely,

/s/ Douglas C. Stafford


Douglas C. Stafford, Ph.D.
President, Ophidian Pharmaceuticals, Inc.


*Information redacted for which confidential treatment has been requested.